EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

                    THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made on February 1, 2006, by and among Manatron, Inc., a Michigan corporation ("Buyer"), and the undersigned shareholders (individually, a "Seller" and collectively, the "Sellers") of ASIX, Inc., a Washington corporation ("ASIX").

                    Sellers own 100% of the issued and outstanding common stock of ASIX, consisting of 53,000 shares of such stock, as indicated on Schedule 2.5, $1.00 par value (the "Shares"). ASIX is a leading-edge software company and information consulting firm (the "Business"). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Shares on the terms of this Agreement.

                    Accordingly, the parties agree as follows:

ARTICLE 1

PRINCIPAL TRANSACTION

          1.1          Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Sellers shall sell, grant, convey, assign, deliver, and transfer to Buyer, and Buyer shall purchase from Sellers, all of the outstanding capital stock of ASIX, consisting of the Shares, free and clear of all Encumbrances (as defined below).

          1.2          Purchase Price and Payment. As consideration for the sale and transfer of the Shares to Buyer and Sellers' other covenants in this Agreement (the "Purchase Price"), Buyer shall pay the following to Sellers at the times and subject to the conditions set forth below.

          1.2.1          Cash Payment. At the Closing, Buyer shall pay to Sellers $4,200,000 in immediately available funds (the "Cash Payment"), with each Seller receiving the portion of their Cash Payment based on their "Percent of Stock Ownership" as indicated in Schedule 1.2.

          1.2.2          Stock Payment. Buyer will issue to Sellers 436,500 shares of its common stock, no par value (the "Buyer Stock"), with each Seller receiving the portion of their Buyer Stock based on their Percent of Stock Ownership as indicated in Schedule 1.2.

          1.2.3          Promissory Notes. At the Closing, Buyer will sign and deliver nonnegotiable, promissory notes in the aggregate amount of $3,800,000 with each Seller receiving the principle amounts based on their Percent of Stock Ownership as indicated in Schedule 1.2, which notes shall bear interest at five percent per annum (each a "Note" and collectively, the "Notes"). The Notes will each be in the form set forth attached hereto as Exhibit A.

          1.2.4          Contingency Consideration.

          (a)          Earn Out. Subsequent to the third, fourth, fifth and sixth anniversaries of the Closing Date, Buyer shall pay Sellers additional consideration if Product Revenue (as defined below in Section 1.2.4(d)) exceeds $30,000,000 (such amount being the "Base Product Revenue"). For every $1.00 that Product Revenue exceeds Base Product Revenue, Buyer shall pay Sellers $0.15, (the "Contingency Consideration) with each Seller receiving their portion based on their Percent of Stock Ownership as indicated in

Schedule 1.2 until the earlier of (i) the end of the Earn Out Period or (ii) the time when the aggregate Contingency Consideration paid equals the Maximum Earn Out Amount (as defined below in Section 1.2.4 (f)).

          (b)          Timing; Reporting. After the Closing Date, Buyer shall track accumulated Product Revenue at the end of each fiscal quarter of Buyer to determine progress toward achievement of the Base Product Revenue and to determine on an interim basis the amount of the Contingency Consideration earned by Sellers. Buyer shall calculate and pay to Sellers the Contingency Consideration, if any, on an annual basis, beginning on the third anniversary of the Closing Date. Buyer shall pay the Contingency Consideration to Sellers based on their Percent of Stock Ownership indicated in Schedule 1.2. The annual payments of the Contingency Consideration shall be made by Buyer within 90 days after the end of each annual period and the determination of the Contingency Consideration. Along with each annual payment, Buyer shall provide each Seller a report setting forth in reasonable detail its computation of Product Revenue (the "Report"). Additionally, after the earlier of (i) the end of the Earn Out Period, or (ii) the time when the aggregate Contingency Consideration paid equals the Maximum Earn Out Amount (as defined below in Section 1.2.4(f)), a final cumulative Report shall be prepared by Buyer and provided to each Seller.

          (c)          Dispute. Buyer's calculation of Product Revenue shall be considered final in determining the Contingency Consideration unless within 30 days of receipt of the Report, a Seller has given Buyer notice (a "Dispute Notice") that such Seller disputes Buyer's calculation of Product Revenue. Such notice shall set forth in reasonable detail the exclusions or calculations being disputed. If a Dispute Notice is given, Buyer and Sellers shall cooperate in good faith to resolve the dispute. If the dispute is not resolved within 30 days of receipt of the Dispute Notice, the dispute shall be submitted to a mutually agreed upon accounting firm (the "Arbitrator"). The Arbitrator shall be instructed to arbitrate such disputed item(s) and determine Product Revenue within 30 days of its selection. The resolution of disputes by the Arbitrator shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties, and the Arbitrator's determination of Product Revenue shall become final upon the date of such resolution. Buyer and each Seller disputing Product Revenue shall equally share the cost of the Arbitrator.

          (d)          "Product Revenue" means earned software licenses, services and support revenue determined and recognized in accordance with generally accepted accounting principles consistently applied ("GAAP") earned during the Earn Out Period from products with the present trade name of Apex whether now available or in the process of development in connection with the San Diego contract or to be developed in connection with further California contracts and that are or will be licensed by ASIX or Buyer, and from any other Buyer software, services and support provided to local governments and other jurisdictions located in the State of California. Product Revenue does not include any such revenue to the extent such revenue is determined to be uncollectible or to the extent its earned status is in dispute.

          (e)          "Earn Out Period" means the period beginning on February 1, 2006 and ending on and including January 31, 2012.

          (f)          "Maximum Earn Out Amount" means $1,000,000.

          1.3          338(h)(10) Election.

          1.3.1          Election. Sellers agree to join with Buyer in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and any corresponding elections allowable under state, local, or foreign Tax law (collectively, the "Elections") with respect to the purchase and sale of the Shares pursuant to this Agreement. Sellers will pay any Tax attributable to the making of the Elections and will indemnify the Buyer against any adverse consequences arising out of any failure to pay such Taxes.

          1.3.2          Limitations. Notwithstanding the above, the Sellers need not agree to join in the Elections unless either (a) the Elections do not cause Sellers to incur any greater Tax liability resulting from the sale of the Shares than he would have incurred had the Elections not been made, or (b) Buyer will pay to Sellers an additional cash amount that reimburses Sellers for such additional income Tax liability incurred as a result of the Elections.

          1.3.3          Allocation. If Elections are made, Buyer and Sellers agree to allocate the purchase price among the assets of Company as set forth on Exhibit B (the "Purchase Price Allocation"). Buyer and Sellers will report, in connection with the determination of Taxes measured by or based upon net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Purchase Price Allocation.

          1.3.4          Cooperation. Sellers and Buyer agree to cooperate fully to make the Elections valid. Buyer will be responsible for the initial preparation of all forms and documents required in connection with making the Elections, and Buyer and Sellers will timely execute and file all forms required to be filed to make the Elections. Sellers will execute such documents and forms as are required by any Tax laws to complete the Elections, and Sellers will deliver such documents and forms to Buyer not later than 45 days after the delivery of the documents to Sellers.

          1.4          Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place on February 1, 2006 at the ASIX office located at 10900 NE 8th Street, Suite 700, Bellevue, Washington 98004 and the Grand Rapids offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street NW, Grand Rapids, MI 49503 immediately after all the parties have signed this Agreement. The Closing shall be deemed to be effective upon the opening of business on that date (the "Closing Date").

          1.5          Sellers' Closing Deliveries. During the Closing, Sellers will execute or cause to be executed (as applicable) and deliver to Buyer:

          1.5.1          Shares. A certificate or certificates representing each Seller's Shares as indicated on Schedule 2.5, duly endorsed for transfer to Buyer or accompanied by one or more stock powers duly endorsed for transfer to Buyer in a form sufficient to vest in Buyer lawful title to the Shares;

          1.5.2          Registration Rights Agreements. A Registration Rights Agreement for each Seller, in the form attached hereto as Exhibit C (the "Registration Rights Agreements");

          1.5.3          Employment Agreements. An Employment Agreement for each Seller, in the form attached hereto as Exhibit D (the "Employment Agreements");

          1.5.4          Spousal Consents. A Spousal Consent from the spouse of each Seller, if applicable, in the form attached hereto as Exhibit E;

          1.5.5          Resignations. A Resignation of all officers and directors of ASIX effective as of the Closing Date in the form attached hereto as Exhibit F;

          1.5.6          Consents. Written consents of third parties, if required, with respect to the Contemplated Transactions (as defined Section 2.4 below);

          1.5.7          Certificates. Certified Articles of Incorporation and a Good Standing Certificate of recent date for ASIX from the Secretary of State of the State of Washington and a Good Standing Certificate for the State of Minnesota; and

          1.5.8          Other. Any and all other agreements, certificates, instruments and documents as may be required of Sellers under this Agreement or reasonably requested by Buyer.

          1.6          Buyer's Closing Deliveries. Buyer will execute or cause to be executed (as applicable) and deliver to Sellers:

          1.6.1          Cash Payment. The Cash Payment to Sellers in immediately available funds as of the Closing Date as set forth in Schedule 1.2, with each Seller receiving their percentage of the Cash Payment based on their Percent of Stock Ownership;

          1.6.2          Notes. The Notes to Sellers in the form set forth attached hereto as Exhibit A, with each Seller receiving their portion of the Notes based on their Percentage of Stock Ownership as of the Closing Date, as set forth in Schedule 1.2;

          1.6.3          Buyer Stock. Certificates for the Buyer Stock issued to each Seller, registered in the name of each such Seller, effective as of the Closing Date representing the number Shares of Buyer Stock for each Seller as set forth in Schedule 1.6;

          1.6.4          Registration Rights Agreements. The Registration Rights Agreements;

          1.6.5          Employment Agreements. The Employment Agreements;

          1.6.6          Restricted Stock Agreements. Restricted Stock Agreements for the 11 ASIX employees listed on Schedule 1.6, in the form of Exhibit G, as consideration for such employees' continued employment for ASIX;

          1.6.7          Resolutions. Certified Board of Director Resolutions authorizing the transactions set forth in this Agreement; and

          1.6.8          Other. Any and all other agreements, certificates, instruments and documents as may be required of Buyer under this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

                    To the best knowledge of Sellers, Sellers jointly and severally represent and warrant to Buyer as follows; provided, however, Sellers representations and warranties in Sections 2.3 and 2.5 shall not be qualified by knowledge:

          2.1          Disclosure Schedule. Sellers have delivered to Buyer and its counsel individually numbered schedules (collectively, the "Disclosure Schedule"). Each individual schedule in the Disclosure Schedule contains exceptions to the specifically identified section and subsection contained in this Article. Each section of the Disclosure Schedule shall be deemed to incorporate by reference information disclosed in any other section of the Disclosure Schedule only to the extent that the relevance of such disclosure to any such other section is reasonably apparent from the terms of such disclosure. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item on the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself.

          2.2          Organization and Good Standing. ASIX is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations. Except as has been disclosed to Buyer, ASIX is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 2.2 contains true and correct copies of the organizational documents of ASIX, as currently in effect.

          2.3          Authority and Enforceability. This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. Upon the execution and delivery of each of the agreements to be executed and delivered by each Seller at the Closing (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations, enforceable in accordance with their respective terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform his obligations under this Agreement and the Sellers' Closing Documents.

          2.4          No Conflict. Neither the execution and delivery of this Agreement and the Sellers' Closing Document nor the consummation or performance of any of the transactions contemplated by this Agreement and the Sellers' Closing Documents (the "Contemplated Transactions") will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of ASIX; (b) contravene, conflict with, or result in a violation of, or give any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body ("Person") the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty ("Legal Requirement") or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator ("Order") to which ASIX or any Seller, or any of the assets owned or used by ASIX, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by ASIX or that otherwise relates to the business of, or any of the assets owned or used by, ASIX; (d) cause Buyer or ASIX to become subject to, or to become liable for the payment of, any Tax; (e) cause any of the assets owned by ASIX to be reassessed or revalued by any taxing authority or other governmental body; (f) contravene, conflict with, or result in a violation or breach of any provision of, cause ASIX to become subject to, or to become liable for the payment of any fee or similar charge under, give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any agreement of ASIX; or (g) result in the imposition or creation of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership ("Encumbrance") upon or with respect to any of the assets owned or used by ASIX. Except as set forth on Schedule 2.4, no Seller nor ASIX is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          2.5          Capitalization. The authorized capital stock of ASIX consists of 100,000 shares of common stock, $1.00 par value, of which 53,000 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the only record and beneficial owners and holders of the Shares, and will own and hold the Shares free and clear of all Encumbrances. Schedule 2.5 sets forth the total authorized, issued, and outstanding capital stock of ASIX, including the record and beneficial owners thereof. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of ASIX. All of the outstanding equity securities of ASIX have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.5, there are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of ASIX. None of the outstanding equity securities or other securities of ASIX were issued in violation of any Legal Requirement. ASIX does not own or have any rights to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

          2.6          Financial Statements. Sellers have delivered to Buyer: (a) the unaudited balance sheets of ASIX as of December 31 for 2002, 2003 and 2004, and the related statements of income and retained earnings for each of the fiscal years then ended; and (b) a balance sheet of ASIX as of December 31, 2005 (the "Balance Sheet"), and the related profits and loss statement for the year then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of ASIX as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than ASIX are required by GAAP to be included in the consolidated financial statements of ASIX.

          2.7          Books and Records. The books of account and other records of ASIX, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of ASIX contain accurate and complete records of all meetings held of, and action taken by, the board of directors and stockholders of ASIX since the year 2000.

          2.8          Title to Properties; Encumbrances. ASIX does not own, nor has it ever owned, any real property. The only real property that ASIX currently leases and uses is the premises located at 10900 N.E. 8th Street, Suite 700 Bellevue, Washington (the "Real Property"). Sellers have delivered to Buyer a complete copy of the lease relating to the Real Property to which ASIX is a party (the "Real Property Lease"). The Real Property is in good condition (normal wear and tear excepted), structurally sound, fit for their intended purposes, free from latent defects, and adequately serviced by all utilities necessary for the effective operation of ASIX's business as presently conducted.

          2.9          Accounts Receivable. All accounts receivable of ASIX that are reflected on the Closing Balance Sheet or on the accounting records of ASIX as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from software licenses, annual support contracts or services actually performed in the ordinary course of business. There is no contest, claim, or right of set-off under any agreement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Not less than 100% of the Accounts Receivable are, or will be as of the Closing Date, current and collectible, and each of the Accounts Receivable should be collected in full, without any set-off, within 120 days, and will be collected no later than one year, after the Closing Date, without the necessity of resorting to legal proceedings.

          2.10          Clients. Except as has been disclosed to Buyer, since January 1, 2004, there has not been any material adverse change in ASIX's business relationship with any of ASIX's clients, nor could a material adverse change be reasonably anticipated because of the Contemplated Transactions. There has been no indication by any clients of an intention to discontinue or materially lessen its relationship with ASIX. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any agreements with any clients and no clients have made written demand or request for such renegotiation.

          2.11          No Undisclosed Liabilities. Except to the extent reflected on the Balance Sheet and as disclosed with respect to the royalty agreements with BearingPoint, Inc. and Anoka County or incurred in the ordinary course of business since the date of the Balance Sheet, ASIX has no other liabilities or obligations of any nature.

          2.12          Condition and Sufficiency of Assets. The equipment owned or leased by ASIX is in good operating condition and repair (ordinary wear and tear excepted), is adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment owned or leased by ASIX is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. All tangible personal property used in the Business is in the possession of ASIX. Sellers have delivered to Buyer a complete copy of each lease relating to any such property that is leased.

          2.13          No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of ASIX, and no event has occurred or circumstance exists that may result in such a material adverse change.

          2.14          Employee Benefits. Except as set forth in Schedule 2.14:

          2.14.1          Plans. With respect to all employees or independent contractors and former employees or independent contractors of ASIX and the dependents and beneficiaries of all such individuals, ASIX does not maintain or contribute to (a) any nonqualified deferred compensation or retirement plans, contracts or arrangements; (b) qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Internal Revenue Code of 1986, as amended ("Code"); (c) any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (d) any employee welfare benefit plans (as defined in Section 3(l) of ERISA); (e) any cafeteria plan under Section 125 of the Code; or (f) any other plan or program providing compensation or benefits in cash or in kind (including, without limitation, employee discounts or passes, company cars, tuition reimbursement, adoption assistance, short-term disability, long-term disability, or any other fringe benefit).

          2.14.2          Compliance. To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) that ASIX maintains or to which it contributes (collectively, the "Plans") comply with and have been administered in compliance with all the requirements of ERISA, the Code and all other federal and state statutes and regulations relating to employee benefit plans. With respect to the Plans: (a) all required contributions that are due have been made in a timely manner and a proper accrual has been made for all contributions due in the current fiscal year; (b) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; (c) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code); (d) all returns and reports required under ERISA or the Code have been timely filed with appropriate governmental agencies; (e) all disclosures and notices required by ERISA and the Code have been provided to participants, beneficiaries and interested parties; (f) there are no pending or threatened investigations, audits, complaints, or proceedings against ASIX by or before any governmental agency (including the Department of Labor or the Internal Revenue Service) regarding its employee benefit plans; and (g) there has been no plan termination or partial termination regarding any employee benefit plan that ASIX maintains, contributes to, or formerly maintained or contributed to.

          2.14.3          Documents. Buyer has received true and complete copies of: (a) the most recent determination letter, if any, received by ASIX from the Internal Revenue Service regarding the Plans that ASIX maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (b) the most recent financial statements and annual report or return for the Plans, if any; (c) the most recently prepared actuarial valuation reports, if any, and (d) the documents constituting the Plan including all presently effective amendments thereto, as well as summary plan descriptions for all Plans.

          2.14.4          Other Plans. ASIX (and each member of any controlled group with ASIX) does not contribute (and has never contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. ASIX (and each member of any controlled group with ASIX) has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. ASIX has not incurred any liability under Title IV of ERISA, including any liability that could arise as a result of ASIX's stockholders being in a "controlled group" as defined in ERISA Section 4001(a)(14) and 4001(b)(1).

          2.14.5          Fiduciary Duties. Neither ASIX nor any of its directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that would subject ASIX, Buyer, or any of their respective directors, officers, employees, or affiliates to any liability under ERISA or any applicable law.

          2.14.6          Taxes. ASIX has not incurred any liability for any Tax penalty or any disqualification of any employee benefit plan under the Code or ERISA. No event has occurred that will or could give rise to disqualification of any Plan or loss of intended tax consequences under the Code.

          2.14.7          Commitments. No oral or written representation or communication with respect to any aspect of the Plans has been made to employees of ASIX prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of the Plans. ASIX has not made any commitment, and is not under any obligation, to establish or adopt any new or additional employee benefit plans or to increase the benefits arising under any Plan.

          2.14.8          Retiree Plans. ASIX has neither maintained in the past nor currently maintains an employee benefit plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service, except as required by Part 6 of Title I of ERISA or Code Section 4980B or their successors. No tax under Code Sections 4980B or 5000 has been incurred with respect to any employee benefit plan and no circumstances exist that could give rise to such taxes.

          2.14.9          Non-Qualified Deferred Compensation Plans. No employee benefit plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Schedule 2.14, a "Deferred Compensation Plan"). Each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code. ASIX has not, since October 3, 2004, (a) granted to any Person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax (defined below) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (b) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4) of the Code.

          2.15          Taxes.

          2.15.1          Definitions. "Tax" or "Taxes" shall mean any of ASIX's or Sellers' income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated consolidated, combined, unitary or similar group. "Taxing Authority" shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums. "Taxable Period" shall mean, with respect to any Tax, the period for which the Tax is reported as provided under applicable Tax laws. "Tax Return" shall mean, with respect to any Tax, any return or information return with respect to such Tax, any report, statement, declaration, schedule, notice, form, or document required to be filed or submitted under the applicable Tax law in respect of such Tax, any claims for refund of Taxes paid, and any amendment or supplements to any of the foregoing.

          2.15.2          Tax Returns. All Tax Returns required to be filed by or with respect to ASIX for all Taxable Periods have been timely filed. All such Tax Returns (a) were prepared in the manner required by applicable law, (b) are true, correct, and complete in all respects, and (c) accurately reflect the liability for Taxes of ASIX. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against ASIX with respect to Taxes, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority and no basis exists for any such adjustment. True and complete copies of all federal, state, local and foreign Tax Returns of or including ASIX for the last three years have been provided to Buyer.

          2.15.3          Payment. ASIX and the Sellers have paid, or caused to be paid, all Taxes due, whether or not shown (or required to be shown) on a Tax Return, and the Sellers have provided a sufficient reserve on the Balance Sheet for the payment of all Taxes not yet due and payable (the "Tax Reserve"); and such Taxes paid or provided for include those for which the Sellers may be liable in their own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity. Since the date of the Balance Sheet, the Sellers have not incurred any additional liability for Taxes, other than what has been incurred in the ordinary course of business.

          2.15.4          Compliance. ASIX has complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other laws.

          2.15.5          Examinations. None of the Tax Returns of ASIX or Sellers have been or is currently being examined by any Taxing Authority. No notice of intent to audit has been issued by any Taxing Authority. No state of facts exists or has existed that would constitute grounds for the assessment of any liability for Taxes with respect to periods (or portions thereof) which have not been audited by any Taxing Authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor have Sellers or ASIX received a revenue agent's or similar report asserting a Tax deficiency.

          2.15.6          Rulings and Claims. There are no outstanding rulings of, or requests for rulings with, any Tax Authority expressly addressed to ASIX that are, or if issued would be, binding upon ASIX after Closing. No material claim has ever been made by any Taxing Authority with respect to ASIX in a jurisdiction where ASIX does not file Tax Returns that ASIX is or may be subject to taxation by that jurisdiction. ASIX has not entered into a closing agreement pursuant to Section 7121 of the Code.

          2.15.7          Extensions. No extension of time with respect to any date on which a Tax Return was or is to be filed by or with respect to ASIX is in force, and no waiver or agreement by ASIX or its Sellers is in force for the extension of time for the assessment or payment of any Taxes. ASIX has not granted a power of attorney with respect to ASIX to any Person with respect to any Taxable Period.

          2.15.8          Status. Neither ASIX nor any entity merged with ASIX has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code), or (ii) affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes.

          2.15.9          Other. ASIX has not agreed to and is not required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise. All amounts required to be collected or withheld by ASIX have been collected and withheld by ASIX and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted. ASIX is not a party to any agreement relating to allocating or sharing the payment of, or liability for, or any indemnity by ASIX with respect to Taxes with respect to any Taxable Period. There are no proposed reassessments of any property owned by ASIX or other proposals that could increase the amount of any Tax to which ASIX could be subject. ASIX has not deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date. ASIX is not obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for U.S. federal income Tax purposes could be affected by the Contemplated Transactions. ASIX has no overall loss within the meaning of Section 904 of the Code.

          2.16          Compliance with Legal Requirements. ASIX is, and at all times since January 1, 2000, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets. No event has occurred or circumstance exists (with or without notice or lapse of time) that (a) may constitute or result in a violation by ASIX of, or a failure on the part of ASIX to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of ASIX to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. ASIX has not received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of ASIX to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          2.17          Governmental Authorizations. Schedule 2.17 contains a complete and accurate list of each approval, consent, license, permit, waiver, or other authorization, if any, issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement ("Governmental Authorization") that relates to the business of, or to any of the assets owned or used by, ASIX. Each Governmental Authorization if any listed or required to be listed on Schedule 2.17 is valid and in full force and effect. ASIX is, and at all times since January 1, 2000, has been in compliance with all of the terms and requirements of each Governmental Authorization if any identified or required to be identified on Schedule 2.17. ASIX has not participated in a "reportable transaction," as defined in Treasury Regulations §1.6011-4(b).

          2.18          Legal Proceedings; Orders. There have not been and there is no pending action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator ("Proceeding") that has been commenced by or against ASIX or that otherwise relates to or may affect the Business, or any of the assets owned or used by ASIX; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions and (a) no such Proceeding has been threatened, and (b) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which ASIX or any of the assets owned or used by ASIX is subject. No Seller is subject to any Order that relates to the business of, or any of the assets owned or used by ASIX. No stockholder, officer, director, agent, or employee of ASIX is subject to any Order that prohibits such individual from engaging in or continuing any conduct, activity, or practice relating to the business of ASIX.

          2.19          Absence of Certain Changes and Events. Since the date of the Balance Sheet, ASIX has conducted its business only in the ordinary course of business and there has not been any: (a) change in ASIX's authorized or issued equity; grant of any option or right to purchase the stock of ASIX; issuance of any security convertible into such equity; grant of any registration rights; purchase, redemption, retirement, or other acquisition by ASIX of any stock except as set forth on Schedule 2.19; (b) amendment to the organizational documents of ASIX; (c) payment or increase by ASIX of any bonuses, salaries, or other compensation to any officer or director, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar agreement with any officer, director or employee except as set forth on Schedule 2.19; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of ASIX; (e) dividend or other distribution other than the payment of dividends or distributions as set forth on Schedule 2.19; (f) damage to or destruction or loss of any asset or property of ASIX, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of ASIX, taken as a whole; (g) entry into, termination of, or receipt of notice of termination of any license, joint venture, credit, or similar agreement, or any agreement or transaction involving a total remaining commitment by or to ASIX of at least $10,000; (h) capital expenditure for the purchase, sale, lease, or other disposition of any asset or property of ASIX or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of ASIX, including the sale, lease, or other disposition of any of the Intellectual Property Assets; (i) cancellation or waiver of any claims or rights with a value to ASIX in excess of $10,000; (j) material change in the accounting methods used by ASIX; (k) revocation or amendment of any Tax election, execution of any waiver of restriction on assessment or collection of any Tax, or entry into or amend any agreement or settlement with any Tax authority; or (l) agreement by ASIX to do any of the foregoing.

          2.20          Contracts.

          2.20.1          Material Agreements. Each of the following agreements shall constitute a "Material Agreement" for purposes of this Agreement: (a) each agreement, if any, of ASIX that involves performance of services or delivery of software or materials by or to ASIX of an amount or value in excess of $50,000; (b) each agreement, if any, of ASIX that was not entered into in the ordinary course of business; (c) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement, if any, of ASIX affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (d) each joint venture, partnership, and other agreement, if any, of ASIX involving a sharing of profits, losses, costs, or liabilities by ASIX with any other Person; (e) each agreement, if any, of ASIX containing covenants that in any way purport to restrict the business activity of ASIX or any affiliate of ASIX or limit the freedom of ASIX or any affiliate of ASIX to engage in any line of business or to compete with any Person; (f) each power of attorney that is currently effective and outstanding, if any; (g) each debt agreement, if any, of ASIX; (h) each agreement, if any, of ASIX that involves performance of services or delivery of software or materials by or to ASIX, where the services to be provided will extend or are anticipated to extend beyond August 31, 2006; and (i) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing, if any.

          2.20.2          Full Force. Each Material Agreement is in full force and effect and is valid and enforceable in accordance with its terms. ASIX is, and at all times since January 1, 2003, has been in compliance with all applicable terms and requirements of each Material Agreement under which ASIX has or had any obligation or liability or by which ASIX or any of the assets owned or used by ASIX is or was bound. Each other Person that has or had any obligation or liability under any Material Agreement under which ASIX has or had any rights is, and at all times since January 1, 2003, has been in full compliance with all applicable terms and requirements of such agreement. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give ASIX or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Agreement. ASIX has given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Agreement.

          2.20.3          Negotiations. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to ASIX under current or completed Material Agreements with any Person and no such Person has made written demand for such renegotiation.

          2.21          Insurance.

          2.21.1          Policies. Schedule 2.21 contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies of all policies of insurance including, but not limited to, life insurance to which ASIX is a party or under which ASIX, or any officer or director of ASIX in such capacity, is covered and true and complete copies of all pending applications for policies of insurance, if any. Schedule 2.21 also contains a complete and accurate list of any performance bonds that ASIX is a party to.

          2.21.2          Other Arrangements. Schedule 2.21 describes: (a) any self-insurance arrangement by or affecting ASIX, including any reserves established thereunder; (b) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by ASIX; and (c) all obligations of ASIX to third parties with respect to insurance (including such obligations under leases and service agreements and including certificates of insurance issued to third parties) and identifies the policy under which such coverage is provided; and; (d) a summary of open reserves.

          2.21.3          Loss Experience. Schedule 2.21 sets forth, by year, for the current policy year and each of the three preceding policy years: (a) a summary of the loss experience under each policy; (b) a statement describing each claim under an insurance policy for an amount in excess of 10,000, which sets forth: (i) the name of the claimant; (ii) a description of the policy by insurer, type of insurance, and period of coverage; and (iii) the amount and a brief description of the claim; and (iv) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          2.21.4          Full Force. All policies to which ASIX is a party or that provide coverage to ASIX, or any officer or director of ASIX in such capacity: (a) are valid, outstanding, and enforceable; (b) are issued by an insurer that is financially sound and reputable; (c) taken together, provide adequate insurance coverage for the assets and the operations of ASIX for the reasonable business risks to which ASIX are normally exposed; (d) are sufficient for compliance with all Legal Requirements and agreements to which ASIX is a party or by which it is bound; and (e) will continue in full force and effect following the consummation of the Contemplated Transactions.

          2.21.5          Coverage. ASIX has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. ASIX has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which ASIX is a party or that provides coverage to ASIX. ASIX has given notice to the insurer of all claims that may be insured thereby.

          2.22          Employees.

          2.22.1          List. Schedule 2.22 contains a complete and accurate list of the name, job title and annual salary or wages plus any bonus or incentive compensation for each employee and officer of ASIX. Schedule 2.22 also contains a complete and accurate list of each employee of ASIX on leave of absence (including the reason for such leave of absence) or layoff status, if any.

          2.22.2          Agreements. No employee, officer, or director of ASIX is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect the performance of his or her duties as an employee or director of ASIX or the ability of ASIX to conduct its business. No employee of ASIX intends to terminate his or her employment with ASIX.

          2.22.3          Retiree Benefits. Schedule 2.22 contains a complete and accurate list of the following information for each retired employee of ASIX, or their dependents, receiving benefits or scheduled to receive benefits in the future, if any: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

          2.23          Labor Relations; Compliance. ASIX has not been nor is a party to any collective bargaining or other labor agreement. There has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance or other activity prohibited by the National Labor Relations Act, (b) any Proceeding against or affecting ASIX relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any comparable governmental body, or other labor or employment dispute against or affecting ASIX, or (c) any organizational activity or application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by ASIX, and no such action is contemplated by ASIX. ASIX has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health. ASIX is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          2.24          Intellectual Property.

          2.24.1          Intellectual Property Assets. The term "Intellectual Property Assets" includes: (i) the name ASIX, Inc. and all derivatives thereof, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, including without limitation "Apex" and "Ascend" (collectively, "Marks"); (ii) all patents, patent applications, design registrations, design applications, and inventions and discoveries that may be patentable; and designs that may be patentable or registrable (collectively, "Patents"); (iii) all copyrights in both published works and unpublished works and registrations thereof (collectively, "Copyrights"); (iv) all know-how, trade secrets, confidential information, client lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by ASIX as licensee or licensor; and (v) all software and computer programs owned by or licensed to ASIX and used in the operation of its business and the providing of goods and services to customers, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts related to the Business, and all other material related to the said computer programs, all as they exist at the Closing Date, whether or not under development or as currently being marketed by ASIX specifically with respect to the Business (collectively, "Software").

          2.24.2          Agreements. Schedule 2.24 contains a complete and accurate list of all agreements relating to the Intellectual Property Assets to which ASIX is a party or by which ASIX is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which ASIX is the licensee. There are no outstanding or threatened disputes or disagreements with respect to any such agreement.

          2.24.3          Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Except as set forth on Schedule 2.24, ASIX is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and has the right to use without payment to a third party all of the Intellectual Property Assets except for those payments disclosed in Schedule 2.24. No employee of ASIX has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than ASIX.

          2.24.4          Patents. Schedule 2.24 contains a complete and accurate list and summary description of all Patents, if any. All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. There is (i) no potentially interfering patent or patent application of any third party; (ii) no Patent is infringed or has been challenged or threatened in any way; (iii) none of the products manufactured and sold, nor any process or know-how used, by ASIX infringes or is alleged to infringe any patent or other proprietary right of any other Person; and (iv) all products made, used, or sold under the Patents have been marked with the proper patent notice.

          2.24.5          Trademarks. Schedule 2.24 contains a complete and accurate list of all Marks. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened with the respect to any of the Marks. To the best of ASIX's knowledge, (i) there is no potentially interfering trademark or trademark application of any third party; (ii) no Mark is infringed or has been challenged or threatened in any way; and (iii) none of the Marks used by ASIX infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          2.24.6          Copyrights. Schedule 2.24 contains a summary description of all Software Copyrights. No Software Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Software Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          2.24.7          Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use. ASIX has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets. ASIX has good title and/or the right (not necessarily exclusive) right to use the Trade Secrets. To the best of ASIX's knowledge, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than ASIX) or to the detriment of ASIX. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          2.24.8          Software. Schedule 2.24 contains a complete and accurate list and summary description of all Software. With respect to the Software, the documentation relating to such Software is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use. ASIX has good title and/or the right (but not necessarily exclusive) to use the Software as described in Schedule 2.24. No Software is subject to any adverse claim or has been challenged or threatened in any way.

          2.25          Environmental Matters. Except as set forth in Schedule 2.25:

          2.25.1          Compliance and Permits. ASIX is and has been in full compliance with all applicable Environmental Laws and there are no circumstances that may prevent or interfere with full compliance in the future. Compliance includes possession of, and compliance with, all required permits and other Governmental Authorizations. ASIX is not party to any consent decree, consent order, or other agreement under any Environmental Law. ASIX has no basis to believe that continued compliance with Environmental Laws during the 12 months following the Closing will require any amount of capital expenditure, other than that already reflected on budgets prepared by ASIX covering that period.

          2.25.2          Notices. Neither Sellers nor ASIX has received any communication or claim (written or oral), whether from a governmental body, citizens group, employee, or otherwise, alleging that (a) ASIX is not in compliance with an Environmental Law or (b) ASIX is potentially responsible for any investigation or cleanup of Hazardous Substances.

          2.25.3          Environmental Liability. For both ASIX and any person or entity whose liability ASIX has or may have retained or assumed either contractually or by operation of law, there is no: (a) Environmental Liability existing, pending, or threatened, or (b) past or present events, circumstances or conditions that could form the basis for any Environmental Liability, including, but not limited to, the release, discharge or disposal of a Hazardous Substance at any location or site.

          2.25.4          No Nuisance. ASIX's business as currently conducted does not constitute a nuisance and no claim of nuisance has been made with respect to the business by any adjoining landowner or other party, and ASIX has not made or received complaints to or from anyone regarding a nuisance caused or created by any adjoining landowner or other party.

          2.25.5          Real Property. Without in any way limiting the generality of the foregoing, (a) none of the Real Property or property owned or leased by ASIX in the past is listed on or is being considered for listing on any list of contaminated sites maintained under any Environmental Law and all such property is free from the presence of any Hazardous Substance in the Environment in a quantity or concentration that may result in an Environmental Liability, (b) none of the Real Property has been designated as an area under the control of any conservation authority; (c) no underground storage tanks, receptacles, or other similar containers or depositories are, or ever have been, present on the Real Property; (d) none of the buildings, building components, structures, or improvements that are part of this transaction are constructed or contain any material that may release any substance, whether gaseous, liquid, or solid, that may give rise to any Environmental Liability, including asbestos; and (e) ASIX has not released or disposed of, permitted the release or disposal of, or knows of the release or disposal of any Hazardous Substance on the Real Property or any property owned or leased by ASIX in the past.

          2.25.6          Documents. ASIX has disclosed to Buyer all environmental reports (including "Phase I" and "Phase II" reports), audit reports, inspection reports, and sampling results conducted for the Real Property or ASIX. All current company permits and Governmental Authorizations under any Environmental Law are set forth in Schedule 2.25 of the Disclosure Schedule and have been delivered to Buyer, if any.

          2.25.7          "Environment" means soil (surface and subsurface), surface waters, groundwater, sediments, air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          2.25.8          "Environmental Law" means all foreign, federal, state and local laws, including the common law, relating to pollution or the protection of human health, safety, or the environment, including, without limitation, laws designed (a) to prevent, report or regulate the release, discharge or emission of pollutants or Hazardous Substances into the Environment; (b) to regulate the generation, treatment, storage, handling, transportation or disposal of Hazardous Substances; (c) to assure that products or chemicals are designed, formulated, packaged, labeled or used so that they do not present unreasonable risks to human health or the Environment; (d) to protect or pay for damages to natural resources such as wetlands, sand dunes, or forests, as well as plant and animal species; (e) to clean up Hazardous Substances that have been released and apportion the costs of the cleanup; and (f) to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

          2.25.9          "Environmental Liability" means any liability, cost (including cleanup costs), damage (including for personal or property injury), expense, obligation, fine, or adverse consequence arising from or relating to any Environmental Law or Hazardous Substance with respect to acts or omissions of ASIX or any predecessor or affiliate, or to conditions in existence, or events or circumstances having occurred or alleged to have occurred, in each case on or before the Closing Date.

          2.25.10          "Hazardous Substance" means any hazardous, toxic or polluting substance, waste, material or contaminant, including petroleum or petroleum products, governed or regulated under any Environmental Law.

          2.26          Certain Payments. Since January 1, 2000, neither ASIX nor any agent or employee of ASIX, or any other Person associated with or acting for or on behalf of ASIX, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of ASIX or any affiliate of ASIX, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of ASIX.

          2.27          Disclosure. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to any Seller that has specific application to such Seller or ASIX (other than general economic or industry conditions) and that materially adversely affects or, as far as such Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of ASIX that has not been set forth in this Agreement or the Disclosure Schedule.

          2.28          Relationships with Related Persons. Except as set forth on Schedule 2.28, no Seller nor any Related Person of any Seller or of ASIX has, or since January 1, 2002 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to ASIX's businesses. No Seller nor any Related Person of any Seller or of ASIX is, or since January 1, 2002 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with ASIX, or (b) engaged in competition with ASIX with respect to any line of the products or services of ASIX. No Seller or any Related Person of any Seller or of ASIX is a party to any agreement with, or has any claim or right against, ASIX, except for Sellers' right to unpaid salary and rights to indemnification. Sellers are not aware of any facts which would give rise to a claim for indemnification against ASIX. A "Related Person" with respect to a particular Person, shall mean (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control of such Person; (ii) any Person that holds a material interest in such Person; (iii) any person that serves as a director or officer of such Person; (iv) any Person in which such Person holds a material interest; and (v) any relative, spouse or relative of such spouse who has the same home as any individual described above and any parent or child of any individual described above.

          2.29          Investment Intent. Each of the Sellers is acquiring the Buyer Stock for his own account and not with a view to the distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"). Each Seller understands that the issuance to Sellers of the Buyer Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller's representations as expressed herein.

          2.30          Disclosure of Information. Each Seller believes he has received all the information he considers necessary or appropriate for deciding whether to acquire the Buyer Stock. Each Seller has reviewed the quarterly, annual and other periodic reports of Buyer that have been filed with the United States Securities and Exchange Commission ("SEC"). Each Seller has been given the opportunity to obtain any information or documents relating to, and ask questions and receive answers about, Buyer, the Buyer Stock, and the business and prospects of Buyer that he deems necessary to evaluate the merits and risks related to his investment in such shares.

          2.31          Investment Experience; Economic Risk. Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect his own interests. Each Seller is able to bear the economic risks of his investment in the Buyer Stock for and indefinite period of time, including the risks of a complete loss of such Seller's investment in such securities.

          2.32          Restricted Securities. Each Seller understands that the Buyer Stock is characterized as "restricted securities" under the Securities Act because it is being acquired from the Buyer in a transaction not involving a public offering and that under the Securities Act, the Buyer Stock may be resold without registration under the Securities Act only in certain limited circumstances. Each Seller acknowledges that the Buyer Stock must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws ("Blue Sky Laws") or exemptions from such registration requirements are available. Each Buyer is aware that the provisions of Rule 144 promulgated under the Securities Act, which permit the limited resale of the shares purchased in a private placement, are subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Buyer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in a transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

          2.33          Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Seller further represents, warrants, and agrees not to make any disposition of all or any portion of the Buyer Stock until: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) the Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration under the Securities Act; provided, however, that no such opinion shall be required if the disposing Seller has held such Buyer Stock for more than two (2) years at the time of disposition and the Seller has previously requested removal of restrictive legends from is certificates.

          2.34          Legends. Each Seller understands that the Buyer Stock and any securities issued in respect thereof or exchange thereof, may bear, substantially, one or all of the following legends:

          2.34.1          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, (B) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY OF SUCH ACT."

          2.34.2          Any legend by the Blue Sky laws of any other state to the extent such laws are applicable to the shares represented by the certificate so legended.

          2.35          Brokers or Finders. Neither ASIX, a Seller, nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement.

          2.36          Dividends and Other Distributions. Since the date of the Balance Sheet, there have been no dividends paid or other distributions by ASIX (other than the customary tax distribution based upon estimated adjusted gross income of ASIX for the month of January, 2006 in amounts discussed with and consented to by Buyer).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

                    To the best knowledge of Buyer, Buyer represents and warrants to Sellers as follows; provided, however, Buyer's representations and warranties in Section 3.2 and 3.4 shall not be qualified by knowledge::

          3.1          Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Michigan.

          3.2          Authority; Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each of the agreements to be executed and delivered by Buyer at the Closing (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

          3.3          No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (a) any provision of Buyer's organizational documents; (b) any resolution adopted by the stockholders or directors of Buyer; (c) any Legal Requirement or Order to which Buyer may be subject; or (d) any agreement to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

          3.4          Capitalization. The total authorized capital stock of Buyer consists of 7,500,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. All of the outstanding equity securities of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding equity securities or other securities of Buyer were issued in violation of any Legal Requirement. Issued and outstanding shares of Buyer and outstanding stock options are accurately described in the periodic filings of Buyer as of the dates set forth in such filings, and there have been no material changes in such issued and outstanding share or stock options since the dates of such filings.

          3.5          Buyer Stock. All of the Buyer Stock will have been duly authorized and validly issued and will be fully paid and nonassessable as of the Closing Date.

          3.6          Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

          3.7          Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions and no such Proceeding has been threatened.

          3.8          SEC Filings. In the last two years: (a) Buyer has filed in a timely manner all required filings with the SEC, including without limitation, all reports on SEC form 10-K and SEC form 10-Q; and (b) all such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and contain no untrue statements of a material fact, or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

          3.9          Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement.

ARTICLE 4

COVENANTS

          4.1          Accounts Receivable. At any time on or after one year following the Closing Date, Buyer may reduce the principal amounts of the Notes, pro rata based on their Percentage of Stock Ownership as indicated on Schedule 1.2, by the amount of the uncollected Accounts Receivable on the date one year following the Closing Date. Buyer shall use commercially reasonable efforts to collect such Accounts Receivable but shall have no obligation to institute legal action or engage the services of collection agents in doing so. Sellers, at their own expense, may institute legal action or engage the services of collection agents to collect such sums on behalf of ASIX. The parties agree that from and after any reduction to the Notes any amounts subsequently paid to or received ASIX or by Buyer, directly or indirectly, from customers with respect to such Accounts Receivable shall be promptly paid over to the Sellers whose Notes were adjusted, pro rata based on their Percentage Stock Ownership as indicated in Schedule 1.2.

          4.2          Renewal of Maintenance Agreements. The Sellers' shall use their best efforts to cause at least 75% of ASIX's current maintenance agreements to be renewed for a period of at least one-year following the Closing Date.

          4.3          Employees. Buyer shall continue the employment of all of ASIX's current employees. After 30 days from the Closing Date, Buyer shall provide the ASIX employees with welfare benefits, in the aggregate, that will be substantially equivalent to the welfare benefits currently provided to Buyer's employees. If such benefits result in ASIX employees receiving materially less benefits, in the aggregate, than they previously received, then Buyer shall equitably adjust the ASIX employees' salaries to offset the lost benefits. Buyer shall annually adjust the ASIX employees' salaries in a manner consistent with Buyer's current employees.

          4.4          Registration Obligation. One year after the Closing Date, Buyer shall prepare and file with the SEC a registration statement (the "Registration Statement") on Form S-3, or any other filing form that Buyer shall deem appropriate, with respect to the sale of the Buyer Stock. Buyer shall take all reasonable steps necessary to ensure that the Registration Statement does not, as of its effective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Buyer shall use its best efforts to have the Registration Statement declared effective subject to appropriate "blackout" periods until the earlier of (a) 18 months after its effective date; (b) all Buyer Stock has been sold thereunder; or (c) all Buyer Stock may be sold pursuant to Rule 144(k) of the Securities Act.

          4.5          Stock Exchange Listing. Buyer shall use its best efforts to cause all of the Buyer Stock to be listed not later than the Closing Date on the NASDAQ Small Cap Market™ or on such other exchanges on which securities of the same class or services issued by Buyer are then listed or included.

          4.6          Sedgwick County, Kansas Opportunity. Both parties acknowledge that they are each separately pursuing a business opportunity in Sedgwick County, Kansas. Neither party is obligated to share, and neither party shall share, information related to its pursuit of this opportunity.

          4.7          Closing Date Balance Sheet. Promptly after the Closing Date, Sellers' shall prepare or cause to be prepared and deliver to Buyer a balance sheet, dated as of the Closing Date (the "Closing Date Balance Sheet").

ARTICLE 5

INDEMNIFICATION; REMEDIES

          5.1          Survival. All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined in Section 5.1 below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages (as defined in Section 5.1 below), or other remedy based on such representations, warranties, covenants, and obligations.

          5.2          Seller Indemnification. Subject to Section 5.4, each Seller, jointly and severally, will indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons" in this circumstance) for, and will pay to the Indemnified Persons the amount of, every loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney's fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by any Seller in this Agreement or any other certificate or document delivered by a Seller pursuant to this Agreement; (b) any breach by any Seller of any covenant or obligation of a Seller in this Agreement, including not by way of limitation the value of the post-Closing economic loss to ASIX of any breach of the maintenance agreement covenant set forth in Section 4.2; (c) any pre-Closing violation of ERISA; (d) any and all Taxes imposed on or with respect to ASIX or its respective assets, operations, or activities for any pre-Closing period other than Taxes associated with the operation of the Business in jurisdictions outside of the States of Washington and Minnesota; (f) any Environmental Liability arising or incurred prior to the Closing; or (g) the enforcement of indemnification rights under this Article.

          5.3          Buyer Indemnification. Subject to Section 5.4, Buyer will indemnify and hold harmless Sellers, and will pay to Sellers (collectively, the "Indemnified Persons" in this circumstance) the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement; (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or (c) the enforcement of indemnification rights under this Article.

          5.4          Limitations on Indemnification

          5.4.1          Basket. Except for Buyer's obligations to pay Sellers the Purchase Price, which shall not be subject to this Section 5.4, a party will not be obligated to indemnify the other party unless and until the aggregate amount of Damages exceeds $250,000 (the "Basket"), in which case the Buyer or Sellers, as applicable, shall be liable for all claims of indemnifications including the Basket amount; provided, however, that the Basket shall not apply to, and Sellers shall fully indemnify Buyer's Indemnified Persons for any Damages arising out of a breach of a representation or warranty relating to authorization and enforceability under Section 2.3, ownership of Shares under Section 2.5 or Intellectual Property Assets under Section 2.24.

          5.4.2          Ceiling. A party will not be obligated to indemnify the other party for Damages in excess of $4,000,000 (the "Ceiling"); provided, however, the Ceiling shall not apply to, and Sellers shall fully indemnify Buyer's Indemnified Persons for any Damages arising out of a breach of a representation or warranty relating to authorization and enforceability under Section 2.3, ownership of Shares under Section 2.5 or Intellectual Property Assets under Section 2.24.

          5.5          Time Limitations. Buyer's or Sellers' right to seek indemnification under Section 5.2 or 5.3 will survive for a period of four years from the Closing Date, except that the indemnity period will not expire, but will survive forever, for claims with respect to representations, warranties, covenants and agreements regarding: (a) authority and enforceability under Sections 2.3 and 3.2; (b) capitalization under Sections 2.5 and 3.4; (c) title to properties and encumbrances under Section 2.8; (d) taxes under Section 2.15; and (e) environmental matters under Section 2.25. The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by Buyer or Sellers, as applicable, of a written notice of a claim setting forth the amount of the claim (if known by Buyer or Seller, as applicable) and a general description of the facts underlying the claim.

          5.6          Third Party Claims.

          5.6.1          Notice. Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against it by a third party, such Indemnified Person will, if a claim is to be made against an indemnifying party under this Agreement, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

          5.6.2          Participation. If any Proceeding is brought against an Indemnified Person by a third party and the Indemnified Person gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding. After notice from the indemnifying party to the Indemnified Person of its election to assume, and its continued defense, of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article for any fees of other counsel or any other expenses with respect to the defense of such Proceeding subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding:

          (a)          It will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

          (b)          No compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless: (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

          (c)          The Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.

If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

          5.6.3          Special Claims. Notwithstanding the above, an indemnifying party shall not be entitled to assume or continue the defense of a Proceeding if: (a) the claim involves Taxes or an Environmental Liability; (b) the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate; (c) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding; or (d) an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement. In any such case, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent, which consent may not be unreasonably withheld, conditioned, or delayed.

          5.7          Indemnification--Other Claims. If any Indemnified Person should have a claim against any indemnifying party hereunder that does not involve a third party claim, the Indemnified Person will transmit to the indemnifying party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, and the basis of the Indemnified Person's request for indemnification under this Agreement. If the indemnifying party does not notify the Indemnified Person within 30 days from its receipt of the Indemnity Notice that the indemnifying party disputes such claim, the claim specified by the indemnifying party in the Indemnity Notice shall be deemed a liability of the indemnifying party hereunder, with respect to which the Indemnified Person is entitled to prompt indemnification hereunder.

          5.8          Offset. Buyer may, as one of Buyer's remedies in the event of any breach of this Agreement by any Seller or to effect indemnification against any Seller under this Article, withhold sums payable to any Seller pursuant to this Agreement, the Notes or otherwise, to the extent of any claim asserted by Buyer, and offset against the amounts due under those agreements any amounts or estimated amounts that Buyer is entitled pursuant to indemnification or reimbursement under this Agreement. Any sums so withheld shall operate as a discharge, to the extent of the amount withheld, of Buyer's payment obligations to the applicable Seller under this Agreement or otherwise. Buyer's claims shall not, however, be limited to the payment amounts required by the agreements referenced above and Buyer shall have the right to recover directly from the Sellers the amount of any claims. If Buyer exercises Buyer's right to offset against a fixed obligation payable over time, the offset amount shall be applied against the remaining balance of the obligation and the remaining payments shall be revised to repay the remaining balance over the remaining term of the obligation. Any offset made by Buyer in good faith shall not constitute a breach by Buyer of the obligation against which the offset is made or any covenant or agreement made by Buyer under this Agreement or otherwise.

          5.9          Remedies Cumulative. The remedies provided in this Article are cumulative and shall not prevent the assertion by Buyer of any other rights or the seeking of any other remedies against any Seller.

ARTICLE 6

GENERAL PROVISIONS

          6.1          Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that the parties acknowledge that reasonable attorneys' fees to be paid to Davis Wright Tremaine LLP with respect to representation of ASIX and/or the Sellers in connection with the Contemplated Transactions shall be paid by ASIX. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

          6.2          Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, Sellers will, and will cause ASIX to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which ASIX's employees, clients, and others having dealings with ASIX will be informed of the consummation of the Contemplated Transactions, and Buyer will have the right to be present for any communication made prior to the Closing.

          6.3          Confidentiality. Buyer and each Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and ASIX to maintain in confidence, any written, oral, or other information obtained in confidence from another party or ASIX in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

          6.4          Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Buyer	with a copy to:

Manatron, Inc.	Warner Norcross & Judd LLP
Attention: Paul Sylvester	Attention: Stephen C. Waterbury
510 E. Milham Ave.	900 Fifth Third Center
Portage, MI 49002	111 Lyon Street NW
Telephone: (269) 567-2900	Grand Rapids, Michigan 49503
Facsimile: (269) 567-2930	Telephone: (616) 752-2137
Facsimile: (616) 222-2137

If to a Seller	with a copy to:

c/o ASIX, Inc.	Davis Wright Tremaine LLP
Attention: Kurt J. Wagner	Attention: William L. Weigand
10900 NE 8th Street, Suite 700	2600 Century Square
Bellevue, Washington 98004	1501 Fourth Avenue
Telephone: (425) 635-0709	Seattle, WA 98101
Facsimile: (425) 635-0809	Telephone: (206) 628-7790
Facsimile: (206) 903-3890

Any party may change its address, telephone number, or facsimile number by prior written notice to the other Parties.

          6.5          Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Michigan, County of Kent, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Michigan and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world by registered mail.

          6.6          Further Assurances. The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          6.7          Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          6.8          Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          6.9          Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          6.10          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          6.11          Governing Law. This Agreement will be governed by the laws of the State of Michigan, without regard to conflicts of laws principles.

          6.12          Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          6.13          Knowledge. As used in this Agreement, the phrase "to the best knowledge of Sellers" means the actual knowledge of each Seller. Additionally, the phrase "to the best knowledge of Buyer" means the actual knowledge of any director or officer of Buyer.

* * *

                    The parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

MANATRON, INC.

By
Paul R. Sylvester
CEO & President

Kurt J. Wagner

Mark W. Chandler

Bryan T. Ogden

John D. Walters

J. Stephen Hendricks

D. James Stewart

Daniel J. Sullivan